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As filed with the Securities and Exchange Commission on June 23, 2004.

Registration No. 333-114043

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 4

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORLDSPAN TECHNOLOGIES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7374 (Primary Standard Industrial Classification Code Number)	75-3125716 (I.R.S. Employer Identification No.)
300 Galleria Parkway, N.W. Atlanta, Georgia 30339 (770) 563-7400 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jeffrey C. Smith, Esq.
General Counsel
Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
(770) 563-7400
(Name, address including zip code, and telephone number, including area code, of agent for service)
With copies to:
G. Daniel O'Donnell, Esq. Geraldine A. Sinatra, Esq. Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, Pennsylvania 19103 (215) 994-4000	Kirk A. Davenport, Esq. Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 (212) 906-1284

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        This Amendment No. 4 is being filed solely for the purpose of filing Exhibits 1.1, 2.2, 3.1, 3.2, 5.1, 10.81, 10.82 and 10.83. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the listing fees.

Securities and Exchange Commission registration fee	$94,391.50
NASD filing fee	30,500.00
New York Stock Exchange application fee	200,000.00
Blue sky qualification fees and expenses	7,500.00
Printing and engraving expenses	375,000.00
Legal fees and expenses	700,000.00
Accounting fees and expenses	400,000.00
Transfer agent and registrar fees	15,000.00
Miscellaneous expenses	77,000.00

Total	$1,899,391.50

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Indemnification:    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to Worldspan Technologies Inc. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Worldspan Technologies Inc.'s bylaws provide for indemnification by Worldspan Technologies Inc. of any director or officer (as such term is defined in the bylaws) of Worldspan Technologies Inc. or a constituent corporation absorbed in a consolidation or merger, or any person who, at the request of Worldspan Technologies Inc. or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, except to the extent that such indemnification is prohibited by law. The bylaws also provide that Worldspan Technologies Inc. shall advance expenses incurred by a director or officer in defending a proceeding prior to the final disposition of such proceeding. The board of directors, by majority vote of a quorum consisting of directors not parties to the proceeding, must determine whether the applicable standards of any applicable statute have been met. The bylaws do not limit Worldspan Technologies Inc.'s ability to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the bylaws. Worldspan Technologies Inc. may purchase insurance covering the potential liabilities of the directors and officers of Worldspan Technologies Inc. or any constituent corporations or any person who, at the request of Worldspan Technologies Inc. or a constituent corporation, is or was serving as a director or officer of, or in any other capacity for, any other enterprise.

        Limitation of Liability:    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Worldspan Technologies Inc.'s certificate of incorporation provides for such limitation of liability.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Stock Subscription Agreements

        On June 30, 2003, we entered into separate stock subscription agreements with CVC (and certain of its affiliates and certain members of its management), OTPP and certain directors and employees of the Company. Pursuant to these agreements, an aggregate of 29,648,263 shares of Common Stock, and 3,929,288 shares of Class B Common Stock, were sold at a price of $0.893 per share, for an aggregate purchase price of $27,700,326. Under these same agreements an aggregate of 319,999.999 shares of Series A Preferred Stock were sold at a price of $1,000.00 per share for an aggregate purchase price of approximately $320.0 million. These securities were deemed exempt from registration under the Securities Act in reliance on Rule 506 promulgated thereunder.

        On November 19, 2003, we entered into a series of restricted stock subscription agreements under which executive officers of ours purchased an aggregate of 217,897 shares of Common Stock at a price of approximately $0.893 per share, for an aggregate purchase price of $194,681. On December 31, 2003, we entered into a restricted stock subscription agreement under which an executive officer of ours purchased an aggregate of 60,725 shares of Common Stock at a price of approximately $0.893 per share, for an aggregate purchase price of $54,255. On March 17, 2004, we entered into a series of restricted stock subscription agreements under which executive officers of ours purchased an aggregate of 567,068 shares of Common Stock at a price of approximately $0.893 per share, for an aggregate purchase price of $506,648.62. The shares purchased pursuant to these agreements are restricted, and therefore not alienable for five years from the date of purchase, subject to certain exceptions for re-sale to us. These restrictions shall lapse as to 20% of the shares held by each holder on the first five anniversaries of the agreement. These securities were exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

        On March 26, 2004, we entered into a stock subscription agreement under which an officer of ours purchased 35,904 shares of Common Stock and 367.922 shares of Series A Preferred Stock, for an aggregate purchase price of $400,000. Also on March 26, 2004, we entered into a stock subscription agreement in connection with the exercise by an executive officer of ours of his option to purchase 44,880 shares of Common Stock and 459.902 shares of Series A Preferred Stock for an aggregate purchase price of $534,106.21. Both of these sales were exempt from registration under the Securities Act in reliance on Rule 506 promulgated thereunder.

Stock Options

        From time to time we issued stock options and shares of our Common Stock upon the exercise of stock options granted under our stock incentive plan prior to the time we became subject to the reporting requirements of the Exchange Act. These securities were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

        There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        The following exhibits are filed herewith unless otherwise indicated:

1.1	Form of Underwriting Agreement
2.1	Partnership Interest Purchase Agreement, dated as of March 3, 2003, among Delta Air Lines, Inc., NWA Inc., American Airlines, Inc., NewCRS Limited, Inc., Worldspan, L.P. and Worldspan Technologies Inc., as amended(1)
2.2	Form of Agreement and Plan of Merger by and between Worldspan Technologies Merger Company and Worldspan Technologies Inc.
3.1	Form of Amended and Restated Certificate of Incorporation of Worldspan Technologies Inc.
3.2	Form of Bylaws of Worldspan Technologies Inc.
4.1	Indenture, dated as of June 30, 2003, among WS Merger LLC, WS Financing Corp., the guarantors as named therein and The Bank of New York, as trustee.(1)
4.2	Form of 9 5/8% Senior Note Due 2011 (included in Exhibit 4.1).(1)
4.3	Registration Rights Agreement, dated as of June 30, 2003, by and among WS Merger LLC, WS Financing Corp., the guarantors named therein, Lehman Brothers Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.(1)
5.1	Form of Opinion of Dechert LLP
10.1	Credit Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., WS Holdings LLC, Worldspan, L.P., the Several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., as sole and exclusive advisor, Lehman Brothers Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint book runners, Deutsche Bank Securities Inc., as syndication agent, JPMorgan Chase Bank, Citicorp North America, Inc. and Dymas Funding Company, LLC, as documentation agents, and Lehman Commercial Paper Inc., as administrative agent.(1)
10.2	Stockholders Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Court Square Capital Limited, Ontario Teachers' Pension Plan Board and the other stockholders as named therein.(1)
10.3	Registration Rights Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Court Square Capital Limited, Ontario Teachers' Pension Plan Board and the other stockholders as named therein.(1)
10.4	Delta Founder Airline Services Agreement, dated as of June 30, 2003, by and between Delta Air Lines, Inc. and Worldspan, L.P.(1)***
10.5	Northwest Founder Airline Services Agreement, dated as of June 30, 2003, by and between Northwest Airlines, Inc. and Worldspan, L.P.(1)***
10.6	American Airlines Collateral Services Agreement, dated as of June 30, 2003, by and between American Airlines, Inc. and Worldspan, L.P.(1)***
10.7	Delta Marketing Support Agreement, dated as of June 30, 2003, by and between Delta Air Lines, Inc. and Worldspan, L.P.(1)***
10.8	Northwest Marketing Support Agreement, dated as of June 30, 2003, by and between Northwest Airlines, Inc. and Worldspan, L.P.(1)***
10.9	Non-Competition Agreement, dated as of June 30, 2003, by and among American Airlines, Inc., Worldspan, L.P. and Worldspan Technologies Inc.(1)
10.10	Non-Competition Agreement, dated as of June 30, 2003, by and among Delta Air Lines, Inc., Worldspan, L.P. and Worldspan Technologies Inc.(1)
10.11	Non-Competition Agreement, dated as of June 30, 2003, by and among Northwest Airlines, Inc., Worldspan, L.P. and Worldspan Technologies Inc.(1)
10.12	Consulting Agreement, dated as of June 30, 2003, by and between Worldspan, L.P. and Paul J. Blackney.(1)
10.13	Employment Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., Rakesh Gangwal and Worldspan, L.P., as amended.(1)
10.14	Employment Agreement, dated as of June 30, 2003, among Worldspan Technologies Inc., M. Gregory O'Hara and Worldspan, L.P., as amended.(1)
10.15	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Douglas L. Abramson.(1)

10.16	Employment Agreement, dated as of August 29, 2003, by and among Worldspan, L.P., Worldspan Technologies Inc. and Dale Messick.(1)
10.17	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Dale Messick.(1)
10.18	Employment Agreement, dated as of August 29, 2003, by and among Worldspan, L.P., Worldspan Technologies Inc. and Michael B. Parks.(1)
10.19	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Michael B. Parks.(1)
10.20	Employment Agreement, dated as of February 20, 2001, by and between Worldspan, L.P. and Susan J. Powers.(1)
10.21	Advisory Agreement, dated as of June 30, 2003, by and between Worldspan, L.P. and Worldspan Technologies Inc.(1)
10.22	Advisory Agreement, dated as of June 30, 2003, by and between Worldspan Technologies Inc. and CVC Management LLC.(1)
10.23	Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc., Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Court Square Capital Limited and the other investors named therein.(1)
10.24	Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Ontario Teachers' Pension Plan Board.(1)
10.25	Management Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Paul J. Blackney.(1)
10.26	Management Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Rakesh Gangwal.(1)
10.27	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Rakesh Gangwal.(1)
10.28	Management Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Dale Messick.(1)
10.29	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Dale Messick.(1)
10.30	Management Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and M. Gregory O'Hara.(1)
10.31	Restricted Stock Subscription Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and M. Gregory O'Hara.(1)
10.32	Stock Option Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and Rakesh Gangwal.(1)
10.33	Stock Option Agreement, dated as of June 30, 2003, between Worldspan Technologies Inc. and M. Gregory O'Hara.(1)
10.34	Stock Option Agreement (one-year agreement) dated as of June 30, 2003, between Worldspan Technologies Inc. and M. Gregory O'Hara.(1)
10.35	Stock Option Agreement, dated as of September 22, 2003, between Worldspan Technologies Inc. and Dale Messick.(1)
10.36	Restricted Stock Subscription Agreement, dated as of September 22, 2003, by and between Worldspan Technologies Inc. and Michael B. Parks.(1)
10.37	Stock Option Agreement, dated as of September 22, 2003, between Worldspan Technologies Inc. and Michael B. Parks.(1)
10.38	International Business Machines Corporation Worldspan Asset Management Offering Agreement, effective July 1, 2002, among Worldspan, L.P., International Business Machines Corporation and IBM Credit Corporation, as amended by Amendment No. 1.(1)***
10.39	Global Telecommunications Services Agreement, dated May 8, 2000, between Worldspan Services Limited and Societe Internationale de Telecommunications Aeronautiques.(1)
10.40	AT&T InterSpan Data Communications Services Agreement, dated February 1, 1996, between AT&T Corp. and Worldspan L.P., as amended.(1)
10.41	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and American Airlines, Inc., as amended.(1)
10.42	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Delta Air Lines Inc., as amended.(1)
10.43	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Northwest Airlines, Inc., as amended.(1)

10.44	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and United Air Lines, as amended.(1)
10.45	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and USAir, Inc., as amended.(1)
10.46	Worldspan Participating Carrier Agreement, dated February 1, 1991, between Worldspan, L.P. and Continental Airlines, Inc., as amended.(1)
10.47	CRS Marketing, Services and Development Agreement, dated December 15, 1995, between Microsoft Corporation and Worldspan, L.P., as amended.(1)***
10.48	Amended and Restated Agreement for CRS Access and Related Services dated November 1, 2001 between Orbitz, LLC and Worldspan, L.P., as amended.(1)***
10.49	Worldspan Subscriber Entity Agreement dated October 1, 2001 between Worldspan, L.P. and priceline.com Incorporated, as amended.(1)***
10.50	Office Lease Agreement, dated January 16, 2004, between 300 Galleria Parkway Associates and Worldspan, L.P.(2)
10.51	Lease Agreement, dated February 7, 1990, between Worldspan, L.P. and Delta Air Lines, Inc., as amended by Data Center Lease Amendment, dated March 3, 2003, between Worldspan, L.P. and Delta Air Lines, Inc.(1)
10.52	Worldspan Executive Group Life Insurance Program.(1)
10.53	Worldspan Retirement Benefit Restoration Plan.(1)
10.54	Worldspan Executive Deferred Compensation Plan.(1)
10.55	2003 Executive Incentive Compensation Program (short-term and long-term plans).(1)
10.56	2002 Executive Incentive Compensation Program (long-term plan).(1)
10.57	2001 Executive Incentive Compensation Program (long-term plan).(1)
10.58	2000 Executive Incentive Compensation Program (long-term plan).(1)
10.59	Worldspan Technologies Inc. Stock Incentive Plan.(1)
10.60	Employment Agreement, dated as of October 20, 2003, by and among Worldspan, L.P., Worldspan Technologies Inc. and Ninan Chacko.(1)
10.61	Restricted Stock Subscription Agreement, dated as of October 20, 2003, between Worldspan Technologies Inc. and Ninan Chacko.(1)
10.62	Stock Option Agreement, dated as of October 20, 2003, between Worldspan Technologies Inc. and Ninan Chacko.(1)
10.63	Amendment No. 2 to the International Business Machines Corporation Worldspan Asset Management Offering Agreement, dated December 24, 2003.(3)
10.64	Second Amendment to the Amended and Restated Agreement for CRS Access and Related Services, dated January 28, 2004, between Obitz, LLC and Worldspan, L.P.(4)
10.65	Employment Agreement, dated as of December 31, 2003, by and among Worldspan, L.P., Worldspan Technologies Inc. and Susan J. Powers.(4)
10.66	Side Letter Agreement regarding pension benefits, dated March 12, 2004, among Rakesh Gangwal, Worldspan, L.P. and Worldspan Technologies Inc.(4)
10.67	Consulting Agreement, dated December 3, 2003, between Douglas L. Abramson and Worldspan, L.P.(4)
10.68	Consulting Agreement, dated February 16, 2004, between Dale Messick and Worldspan, L.P.(4)
10.69	Letter Agreement, dated March 5, 2004 among Worldspan Technologies Inc., Dale Messick, Citigroup Venture Capital Equity Partners, L.P. and Ontario Teachers' Pension Plan Board.(4)
10.70	Employment Agreement, dated as of March 8, 2004, by and among Worldspan, L.P., Worldspan Technologies Inc. and Jeffrey C. Smith.(4)
10.71	Employment Agreement, dated as of February 16, 2004, by and among Worldspan, L.P., Worldspan Technologies Inc. and Michael S. Wood.(4)
10.72	Worldspan Supplemental Savings Program.(4)
10.73	Global Telecommunications Services Agreement, dated February 1, 2004, by and between Worldspan, L.P. and Societe Internationale de Telecommunications Aeronautiques.(4)***
10.74	Global Telecommunications Services Agreement, dated February 1, 2004, by and between Worldspan Services Limited and Societe Internationale de Telecommunications Aeronautiques.(4)***
10.75	AT&T Interspan Data Communication Services Agreement, dated March 29, 2004, between AT&T Corp. and Worldspan, L.P.(4)***
10.76	Amended and Restated First Amendment to the Delta Founder Airline Services Agreement, dated as of June 4, 2004, by and between Delta Air Lines, Inc. and Worldspan, L.P.†

10.77	The First Amendment to the Northwest Founder Airline Services Agreement, dated as of May 10, 2004 by and between Northwest Airlines, Inc. and Worldspan, L.P.(5)
10.78	Amendment No. 9 to the CRS Marketing, Services and Development Agreement dated as of March 11, 2004 between Worldspan, L.P. and Expedia, Inc.(6)***
10.79	Amendment, dated as of May 12, 2004, to Employment Agreement among Worldspan Technologies Inc., Rakesh Gangwal and Worldspan, L.P.(7)
10.80	Amendment, dated as of May 12, 2004, to Employment Agreement among Worldspan Technologies Inc., M. Gregory O'Hara and Worldspan, L.P.(7)
10.81	Form of Worldspan Technologies Inc. 2004 Stock-Based Incentive Compensation Plan.
10.82	Amendment No. 1 to Restricted Stock Subscription Agreement, dated as of June 21, 2004, by and between Worldspan Technologies Inc. and Rakesh Gangwal.
10.83	Amendment No. 1 to Restricted Stock Subscription Agreement, dated as of June 21, 2004, by and between Worldspan Technologies Inc. and M. Gregory O'Hara.
21.1	Subsidiaries of Worldspan Technologies Inc.†
23.1	Consent of Dechert LLP (contained in its opinion filed as Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP†
24	Powers of Attorney†

(1)
Filed as a like numbered exhibit to Worldspan, L.P.'s Registration Statement on Form S-4 (File No. 333-109064) and incorporated herein by reference.

(2)
Filed as Exhibit 10.1 to Worldspan, L.P.'s Current Report on Form 8-K filed January 21, 2004 and incorporated herein by reference.

(3)
Filed as Exhibit 10.1 to Worldspan, L.P.'s Current Report on Form 8-K filed January 6, 2004 and incorporated herein by reference.

(4)
Filed as a like numbered exhibit to Worldspan, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

(5)
Filed as a like numbered exhibit to Worldspan, L.P.'s Quarterly Report on Form 10-Q filed on May 13, 2004 for the quarter ended March 31, 2004 and incorporated herein by reference.

(6)
Filed as Exhibit 10.1 to Worldspan, L.P's Current Report on Form 8-K filed April 6, 2004 and incorporated herein by reference.

(7)
Filed as a like numbered exhibit to Worldspan, L.P.'s Registration Statement on Form S-1 (File No. 333-115732) filed on May 21, 2004 and incorporated herein by reference.

†
Previously filed.

*
To be filed by amendment.

***
Certain portions of this document have been omitted pursuant to a confidential treatment request.

(b)
Financial Statement Schedules:

        Schedules not listed below are omitted because of the absence of the conditions under which they are required or because of the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Schedule II—Valuation and Qualifying Accounts
For the Years Ended December 31, 2001, 2002, and 2003

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
	(In Thousands)
Predecessor Basis:
Year ended December 31, 2001
Allowance for doubtful accounts	$8,895	$5,140	$—	$(1,177)	$12,858
Booking cancellation reserve	7,959	12,500	—	(6,028)	14,431
Deferred tax asset valuation allowance	4,364	452	—	(38)	4,778
Year ended December 31, 2002
Allowance for doubtful accounts	$12,858	$5,589	$—	$—	$18,447
Booking cancellation reserve	14,431	3,250	—	(3,807)	13,874
Deferred tax asset valuation allowance	4,778	1,034	—	—	5,812
Six months ended June 30, 2003
Allowance for doubtful accounts	$18,447	$1,575	$—	$(4,377)	$15,645
Booking cancellation reserve	13,874	1,563	—	(1,191)	14,246
Deferred tax asset valuation allowance	5,812	9	—	(542)	5,279
Successor Basis:
Six ended December 31, 2003
Allowance for doubtful accounts	$15,645	$1,284	$—	$(1,399)	$15,530
Booking cancellation reserve	14,246	1,631	—	(6,216)	9,661
Deferred tax asset valuation allowance	5,279	57,415	—	(902)	61,792

ITEM 17. UNDERTAKINGS.

        (a)   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14—Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 23, 2004.

WORLDSPAN TECHNOLOGIES INC.
By:	/s/ RAKESH GANGWAL
	Name:	Rakesh Gangwal
	Title:	Chairman, President & Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAKESH GANGWAL Rakesh Gangwal	Chairman, President & Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2004
* Michael S. Wood	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 23, 2004
* M. Gregory O'Hara	Executive Vice President Corporate Planning and Development and Director	June 23, 2004
* Shael J. Dolman	Director	June 23, 2004
* Ian D. Highet	Director	June 23, 2004
* James W. Leech	Director	June 23, 2004

* Dean G. Metcalf	Director	June 23, 2004
* Paul C. Schorr IV	Director	June 23, 2004
* Joseph M. Silvestri	Director	June 23, 2004
* David F. Thomas	Director	June 23, 2004
* Signed by attorney-in-fact
/s/ JEFFREY C. SMITH Jeffrey C. Smith, Attorney-in-fact

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES